Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal First Quarter Ended April 17, 2016

Greenwood Village, CO – May 17, 2016 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended April 17, 2016.
First Quarter 2016 Financial Highlights Compared to First Quarter 2015

•	Total revenues were $402.1 million, an increase of 1.8%

•	Comparable restaurant revenue decreased 2.6% (using constant currency rates)

•	Restaurant-level operating profit, as a percent of restaurant revenue, was 22.5% compared to 23.0% (see Schedule II)

•	Adjusted EBITDA was $51.0 million, an increase of 8.5% from $47.0 million (see Schedule III)

•	GAAP earnings per diluted share was $1.03 compared to $1.16. Adjusted earnings per diluted share was $1.27, an increase of 15.5% from $1.10 (See Schedule I)

•	Net income was $14.2 million compared to $16.6 million. Adjusted net income was $17.6 million, an increase of 12.5% from $15.6 million (see Schedule I)

•	Acquired 13 franchised restaurants in Texas
Adjusted net income for the sixteen weeks ended April 17, 2016 increased 12.5% to $17.6 million from $15.6 million for the same period a year ago. Excluding the impact of $0.20 per diluted share related to litigation contingencies, and a charge of $0.04 per diluted share for restaurant impairment, adjusted earnings per diluted share for the sixteen weeks ended April 17, 2016 was $1.27, an increase of 15.5% from $1.10 for the same period a year ago. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share, respectively.
“We achieved higher revenues and adjusted earnings per share in the first quarter of 2016 compared to a year ago, and we were encouraged by the sequential improvement in our performance versus the fourth quarter of 2015,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “Nevertheless, we were disappointed, particularly with our guest counts. We have a solid strategy for long-term success, including a number of operations and marketing initiatives. We believe these efforts will generate superior results in a highly competitive casual dining environment.”
Operating Results
Total Company revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 1.8% to $402.1 million in the first quarter of 2016 from $394.9 million in the first quarter of 2015. Restaurant revenues increased $19.6 million due to new restaurant openings and acquired restaurants, partially offset by an $11.0 million, or 2.9%, decrease in comparable restaurant revenue, which included a $1.2 million, or 0.3%, unfavorable foreign exchange impact, and $0.4 million from closed restaurants. Franchise and other revenue decreased $1.0 million, primarily driven by a decrease in gift card breakage revenue from the same period a year ago.
System-wide restaurant revenue (including franchised units) for the first quarter of 2016 totaled $493.0 million, compared to $488.1 million for the first quarter in 2015.
Using constant currency rates, comparable revenue decreased 2.6% in the first quarter of 2016 compared to the same period a year ago, driven by a 4.1% decrease in guest counts, which was partially offset by a 1.5% increase in average guest check. Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 22.5% in the first quarter of 2016 compared to 23.0% in the same period a year ago. First quarter 2015 included an 80 basis point benefit from lower health care and workers’ compensation costs. Excluding this benefit a year ago, the 30 basis point margin increase in the first quarter of 2016 resulted from a 70 basis point increase in labor costs, a 50 basis point increase in other restaurant operating expenses, and a 40 basis point increase in occupancy costs, offset by a 190 basis point decrease in cost of sales. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

Restaurant Revenue Performance (1)

	Q1 2016	Q1 2015
Average weekly sales per unit:
Company-owned – Total (2)	$56,950	$59,032
Company-owned – Comparable (2)	$57,412	$58,930
Franchised units – Comparable	$63,670	$63,641
Total operating weeks:
Company-owned units	6,931	6,526
Franchised units	1,532	1,584
_________________________________________________________

(1)	Excludes Red Robin Burger Works® fast casual restaurants, which had 157 and 134 total operating weeks in the first quarter of 2016 and 2015.

(2)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the first quarter of 2015 for Company-owned – Total and Company-owned – Comparable was $59,207 and $59,113.

Other Results
Depreciation and amortization costs increased to $24.0 million in the first quarter of 2016 from $23.0 million in the first quarter of 2015. The increased depreciation was primarily related to restaurants remodeled under the Brand Transformation Initiative and new restaurants opened since the first quarter 2015, partially offset by a change in estimated useful lives of certain assets.
General and administrative costs were $35.9 million, or 8.9% of total revenues, in the first quarter of 2016, compared to $35.0 million, or 8.9% of total revenues in the same period a year ago. Excluding $3.9 million of litigation contingencies, general and administrative costs decreased 8.6% to $32.0 million from the same period a year ago, primarily due to a decrease in incentive compensation.
Selling expenses decreased to $11.4 million, or 2.8% of total revenues, in the first quarter of 2016, compared to $13.1 million, or 3.3%, of total revenues during the same period in the prior year. The decrease was primarily due to lower spending on television media in the first quarter.
Pre-opening costs were $1.7 million in the first quarter of 2016, compared to $1.0 million in the same period a year ago. The increase was primarily due to timing of restaurant openings. In the first quarter of 2016, the Company recorded $0.7 million of acquisition costs related to the acquired franchised restaurants.
During the first quarter of 2016, the Company recognized a $0.8 million charge for asset impairment costs related to the relocation of one restaurant.
The Company had an effective tax rate of 23.3% in the first quarter of fiscal year 2016, compared to a 27.3% effective tax rate in the same period a year ago.
Restaurant Development and Acquisitions
As of the end of the first quarter of 2016, there were 443 Company-owned Red Robin® restaurants, 11 Red Robin Burger Works® and 86 franchised Red Robin restaurants, for a total of 540 restaurants. During the first quarter, the Company opened two Red Robin restaurants and one Red Robin Burger Works. The Company also relocated one Red Robin Burger Works.
As previously announced, on March 21, 2016, the Company completed the acquisition of 13 franchised restaurants in the U.S. for approximately $40.0 million, including $18.8 million for four properties and other leasehold improvements and equipment based on the preliminary purchase price allocation. The 13 franchised restaurants generate approximately $35.0 million in restaurant revenue on an annualized basis.

Under the Brand Transformation Initiative, the Company completed 32 restaurant remodels during the first quarter 2016. The Company has over 350 restaurants conforming to its new brand standards, including new restaurant openings, and will substantially complete the remodeling of Company-owned restaurants by the end of 2016.
Balance Sheet and Liquidity
As of April 17, 2016, the Company had cash and cash equivalents of $25.2 million and total debt of $262.2 million, including $7.8 million of capital lease liabilities. The Company funded the acquisition, restaurant remodels, construction of new restaurants and other capital expenditures with cash flow from operations and incremental borrowings of $51.5 million on its credit facility during the first quarter 2016. As of April 17, 2016, the Company had outstanding borrowings under its credit facility of $253.5 million, in addition to amounts issued under letters of credit of $8.3 million, which reduced the amount available under its credit facility but were not recorded as debt. The Company's current credit facility provides a total borrowing capacity of $325 million.
Outlook for 2016
Red Robin’s 2016 fiscal year consists of 52 weeks, which will end on December 25, 2016 (“2016”).
The Company expects total revenues to grow around 8.0% in 2016, comprised of flat to slightly negative comparable revenue growth, with the remainder due to increased operating weeks associated with locations opened in 2015 and 2016 and acquired restaurants. The Company plans to open approximately 25 new Red Robins and three Burger Works in 2016.
Earnings before interest taxes and depreciation (EBITDA) is expected to range between $150 million and $155 million in 2016. EBITDA is a non-GAAP number and defined in Schedule III.
Depreciation and amortization is projected to be between $82 million and $84 million in 2016 while interest expense is expected to be approximately $6 million. The 2016 annual tax rate is projected to be approximately 23.0%.
The Company expects capital investments of around $190 million, which includes the 13 restaurants acquired in the first quarter. In addition to new restaurant openings, the Company expects to remodel around 70 locations as part of its Brand Transformation Initiative.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2016 is estimated to be $0.34 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.09, and a change of approximately $143,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its first quarter 2016 results today at 10:00 a.m. ET. The conference call number is (888) 668-1637, or for international callers (913) 312-1384. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “News Releases” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, May 24, 2016. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 6044426.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant.  There are more than 540 Red Robin restaurants across the United States and Canada, including Red Robin Burger Works® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding our strategic initiatives, future performance, revenues, EBITDA, capital investments, anticipated number and timing of new restaurant openings (including Red Robin Burger Works) and operating weeks, the anticipated number and timing of restaurant remodels under the Brand Transformation Initiative, anticipated costs, expenses including depreciation, amortization, and interest expense, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2016” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of our business improvement initiatives; the ability to fulfill planned expansion and restaurant remodeling; the effectiveness of our marketing strategies and initiatives to achieve restaurant sales growth; ; the cost and availability of key food products, labor, and energy; our ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and tools in the restaurants and other initiatives; availability of capital or credit facility borrowings; our ability to increase our to-go and other offerings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 17, 2016	April 19, 2015
Revenues:
Restaurant revenue	$396,770	$388,509
Franchise royalties, fees and other revenue	5,356	6,392
Total revenues	402,126	394,901

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	92,325	97,950
Labor	132,984	124,356
Other operating	49,708	46,584
Occupancy	32,498	30,147
Depreciation and amortization	23,951	23,003
General and administrative	35,880	34,995
Selling	11,408	13,066
Pre-opening costs and acquisition costs	2,372	955
Asset impairment	825	—
Total costs and expenses	381,951	371,056

Income from operations	20,175	23,845

Other expense:
Interest expense, net and other	1,638	1,060

Income before income taxes	18,537	22,785
Provision for income taxes	4,312	6,220
Net income	$14,225	$16,565
Earnings per share:
Basic	$1.04	$1.18
Diluted	$1.03	$1.16
Weighted average shares outstanding:
Basic	13,635	14,077
Diluted	13,783	14,275

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) April 17, 2016	December 27, 2015
Assets:
Current Assets:
Cash and cash equivalents	$25,167	$22,705
Accounts receivable, net	15,110	27,760
Inventories	28,679	28,223
Prepaid expenses and other current assets	14,636	18,052
Total current assets	83,592	96,740

Property and equipment, net	657,536	603,686
Goodwill	97,282	81,957
Intangible assets, net	44,799	39,573
Other assets, net	24,660	18,023
Total assets	$907,869	$839,979

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$21,279	$23,392
Construction related payables	36,460	28,692
Accrued payroll and payroll related liabilities	37,987	47,587
Unearned revenue	34,636	48,392
Accrued liabilities and other	38,515	29,610
Total current liabilities	168,877	177,673

Deferred rent	68,399	66,470
Long-term debt	254,375	202,875
Long-term portion of capital lease obligations	7,257	7,441
Other non-current liabilities	16,628	11,209
Total liabilities	515,536	465,668

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 13,652 and 13,628 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,199 and 4,223 shares, at cost	(166,371)	(167,339)
Paid-in capital	207,344	205,995
Accumulated other loss, net of tax	(3,899)	(5,379)
Retained earnings	355,241	341,016
Total stockholders’ equity	392,333	374,311
Total liabilities and stockholders’ equity	$907,869	$839,979

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 16 weeks ended April 17, 2016 and the 16 weeks ended April 19, 2015, net income and basic and diluted earnings per share, excluding the effects of litigation contingencies, restaurant closure expense, and a change in accounting estimate for gift card breakage. The Company believes that the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Sixteen Weeks Ended
	April 17, 2016	April 19, 2015
Net income as reported	$14,225	$16,565
Litigation contingencies	3,900	—
Asset impairment	825	—
Change in estimate for gift card breakage	—	(1,369)
Income tax benefit (expense)	(1,356)	439
Adjusted net income	$17,594	$15,635

Basic net income per share:
Net income as reported	$1.04	$1.18
Litigation contingencies	0.29	—
Asset impairment	0.06	—
Change in estimate for gift card breakage	—	(0.10)
Income tax benefit (expense)	(0.10)	0.03
Adjusted earnings per share - basic	$1.29	$1.11

Diluted net income per share:
Net income as reported	$1.03	$1.16
Litigation contingencies	0.28	—
Asset impairment	0.06	—
Change in estimate for gift card breakage	—	(0.09)
Income tax benefit (expense)	(0.10)	0.03
Adjusted earnings per share - diluted	$1.27	$1.10

Weighted average shares outstanding
Basic	13,635	14,077
Diluted	13,783	14,275

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 16 weeks ended April 17, 2016 and the 16 weeks ended April 19, 2015, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Sixteen Weeks Ended
	April 17, 2016		April 19, 2015
Restaurant revenues	$396,770	98.7%	$388,509	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	92,325	23.3%	97,950	25.2%
Labor	132,984	33.5%	124,356	32.0%
Other operating	49,708	12.5%	46,584	12.0%
Occupancy	32,498	8.2%	30,147	7.8%
Restaurant-level operating profit	89,255	22.5%	89,472	23.0%

Add – Franchise royalties, fees and other revenue	5,356	1.3%	6,392	1.6%
Deduct – other operating:
Depreciation and amortization	23,951	6.0%	23,003	5.8%
General and administrative expenses	35,880	8.9%	34,995	8.9%
Selling	11,408	2.8%	13,066	3.3%
Pre-opening & acquisition costs	2,372	0.6%	955	0.2%
Asset impairment	825	0.2%	—	—%
Total other operating	74,436	18.5%	72,019	18.2%

Income from operations	20,175	5.0%	23,845	6.0%

Interest expense, net and other	1,638	0.4%	1,060	0.3%
Income tax expense	4,312	1.1%	6,220	1.5%
Total other	5,950	1.5%	7,280	1.8%

Net income	$14,225	3.5%	$16,565	4.2%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, and non-cash stock based compensation. EBITDA and adjusted EBITDA are presented because the Company believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, stock-based compensation, closure costs and asset impairment charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

	Sixteen Weeks Ended
	April 17, 2016	April 19, 2015
Net income as reported	$14,225	$16,565
Interest expense, net	1,655	1,088
Provision for income taxes	4,312	6,220
Depreciation and amortization	23,951	23,003
Non-cash stock based compensation	2,090	1,446
EBITDA	46,233	48,322

Litigation contingencies	3,900	—
Asset impairment	825	—
Change in estimate for gift card breakage	—	(1,369)
Adjusted EBITDA	$50,958	$46,953